Exhibit 99.1

                              FOR IMMEDIATE RELEASE

      Balchem Corporation Acquires Choline Chloride Manufacturing Facility

New Hampton, NY - August 25, 2006. Balchem Corporation (Amex: BCP) and its wholly owned subsidiary BCP Ingredients Inc. today announced the acquisition of an animal feed grade aqueous choline chloride manufacturing facility located in St. Gabriel, Louisiana. The facility, built in 1997, and the related assets acquired from BioAdditives, LLC and CMB Additives, LLC, has an estimated production capacity of 80 million pounds of 100% aqueous choline chloride per year. While the St. Gabriel facility has been idle for several months, BCP Ingredients anticipates commencing manufacturing operations at the site in the third quarter.

BCP Ingredients currently manufactures feed grade and human grade choline chloride, among other choline chloride derivative products, at its Verona, Missouri facility. Choline Chloride is an essential nutrient for optimum animal growth, specifically in poultry, swine, dairy and companion animals. "With the increasing demand for choline chloride and derivatives in North America and world wide, we believe that this additional production capacity will not only complement our ability to supply quality feed grade products to our current animal nutrition customers, but give us added ability to supply new customers and other markets in a cost effective manner," explained Dino A. Rossi, President and CEO of Balchem Corporation.


About Balchem
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2005. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:   Frank Fitzpatrick, Chief Financial Officer
           Telephone:  845-326-5600
           e-mail:  bcpexec@balchemcorp.com